EXHIBIT 12


                        TRANSAMERICA FINANCE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)


                                                      Nine months ended
                                                        September 30,
                                                    2003              2002
                                                    ----              ----

    Fixed charges:
    Interest and debt expense                      $ 43.2            $ 71.8
    One-third of rental expense                      13.5              14.2
                                                   ------            ------
                                                   $ 56.7            $ 86.0
                                                   ======            ======

    Earnings:
    Loss from continuing operations before
        income taxes                               $(17.3)           $(51.3)
    Fixed charges                                    56.7              86.0
                                                   ------            ------
                                                   $ 39.4            $ 34.7
                                                   ======            ======

    Ratio of earnings to fixed charges                0.7               0.4


         The ratios were computed by dividing loss from continuing operations before income taxes and fixed charges, by fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.